Exhibit 35.1

March 15, 2011

Wells Fargo Bank, National Association	HSBC Bank USA, National Association
As Indenture Trustee	As Owner Trustee
Attn: Marianna C. Stershic	Attn: Nina Nassar
Sixth Street and Marquette Avenue	10 East 40th Street, 14th Floor
MAC N9311-161	New York, New York 10016
Minneapolis, MN 55479

Copy To:
Ally Wholesale Enterprises LLC	Ally Financial Inc.
Attn: Vice President	As Administrator
200 Renaissance Center, 12th Floor	Attn: Vice President
Detroit, Michigan 48265	200 Renaissance Center, 12th Floor
Detroit, Michigan 48265
Re:	Ally Master Owner Trust
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.1 of the Trust Sale and Servicing Agreement (the “Trust Sale and Servicing Agreement”) dated as of February 12, 2010 between Ally Financial Inc., as Servicer and Custodian (the “Servicer”), Ally Wholesale Enterprises LLC, as Depositor, and Ally Master Owner Trust, as Issuing Entity and Ally Bank as Seller Under The Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”).  Annex A outlines the individual series under the Ally Master Owner Trust.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of February 12, 2010 through December 31, 2010, and of its performance under the Trust Sale and Servicing Agreement has been under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Trust Sale and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.

ANNEX A
Ally Master Owner Trust 2010-1
Ally Master Owner Trust VFN
Ally Master Owner Trust 2010-2
Ally Master Owner Trust 2010-3
Ally Master Owner Trust 2010-4
Ally Master Owner Trust 2010-5